EIGHTEENTH AMENDMENT
TO LOAN AND SECURITY AGREEMENT

THIS EIGHTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into on June 29, 2009, by and among SMF Energy Corporation, a Delaware corporation and successor-by-merger to Streicher Mobile Fueling, Inc., a Florida corporation ("SMF"); SMF Services, Inc., a Delaware corporation ("SSI"); H & W Petroleum Company, Inc., a Texas corporation ("H & W" and, together with SMF and SSI, collectively, "Borrower"); and Wachovia Bank, National Association, a national banking association and successor-by-merger to Congress Financial Corporation (Florida) ("Lender").

RECITALS

A.           Borrower and Lender are parties to that certain Loan and Security Agreement dated September 26, 2002 (as at any time amended, restated, supplemented or otherwise modified, the "Loan Agreement").  The Obligations under (and as defined in) the Loan Agreement are guaranteed by Streicher Realty, Inc., a Florida corporation ("Guarantor").

B.           The parties hereto desire to amend the Loan Agreement upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Each capitalized term used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such term in the Loan Agreement.

2.           Subject to the satisfaction of each of the conditions precedent set forth in this Amendment, the Loan Agreement is hereby amended as follows:

(a)           By adding the following new Section 1.3 to the Loan Agreement, in proper numerical sequence:

1.3           "Applicable Margin" shall mean:

(a)           during the period commencing on the Eighteenth Amendment Date and ending on the last day of the month in which Lender receives and reviews the monthly financial statements and compliance certificate required to be delivered by Borrower pursuant to Section 9.6(a) of this Agreement for the month ending on June 30, 2009, (i) as to all Prime Rate Loans that are Revolving Loans, two percent (2.00%), (ii) as to all Prime Rate Loans that are Term Loans, two and three-quarters percent (2.75%), (iii) as to all LMIR Loans that are Revolving Loans, three percent (3.00%), and (iv) as to all LMIR Loans that are Term Loans, three and three-quarters percent (3.75%); and

(b)           commencing on the first day of the month immediately following the month in which Lender receives and reviews the monthly financial statements and compliance certificate required to be delivered by Borrower pursuant to Section 9.6(a) of this Agreement for the month ending on June 30, 2009, as to all Loans, the Applicable Margin determined on a quarterly basis according to the performance of Borrower as measured by the ratio of  EBITDA to Fixed Charges, for the period of four (4) fiscal quarters ended on the last day of the fiscal quarter immediately preceding the applicable Adjustment Date (as defined below), as follows:

RATIO OF EBITDA TO	APPLICABLE MARGIN
FIXED CHARGES	Prime Rate Loans		LMIR Loans
	Revolving Loans	Term Loan	Revolving Loans	Term Loan

Less than or equal to 1.3 to 1.0	2.75%	3.50%	3.75%	4.50%

Greater than 1.3 to 1.0, but less than 1.9 to 1.0	2.25%	3.00%	3.25%	4.00%

Greater than or equal to 1.9 to 1.0	2.00%	2.75%	3.00%	3.75%

; provided that (i) the Applicable Margin shall thereafter be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of Borrower as measured by the ratio of EBITDA to Fixed Charges as of the last day of the fiscal quarter immediately preceding the applicable Adjustment Date, for the period of four (4) fiscal quarters ended on the last day of the fiscal quarter immediately preceding the applicable Adjustment Date; (ii) except as set forth in clause (iii) below, any increase or reduction in the Applicable Margin provided for in this subsection (b) shall be effective on the first day of the month immediately following Lender's receipt and review of the applicable financial statements and corresponding compliance certificate (each, an "Adjustment Date"); (iii) if the financial statements and the corresponding compliance certificate of Borrower setting forth the ratio of EBITDA to Fixed Charges are not received by Lender on or prior to the date required pursuant to Section 9.6(a) of this Agreement, then the Applicable Margin shall be determined as if the ratio of EBITDA to Fixed Charges is less than 1.3 to 1.0 (without regard to the actual ratio of EBITDA to Fixed Charges) until such time as such financial statements and compliance certificate are received by Lender and any Event of Default resulting from Borrower's failure to timely deliver such financial statements or compliance certificate is waived in writing by Lender; (iv) on each date that the Default Rate accrues on any Loans, the Applicable Margin on such date for such Loans shall be determined as if the ratio of EBITDA to Fixed Charges is less than 1.3 to 1.0 (without regard to the actual ratio of EBITDA to Fixed Charges); (v) for the final fiscal quarter of any fiscal year, Borrower may provide the monthly unaudited financial statements of Borrower required under Section 9.6(a) of this Agreement for the purpose of determining the Applicable Margin; however, if, upon delivery of the annual audited financial statements required to be submitted by Borrower to Lender pursuant to Section 9.6(a) of this Agreement, Borrower has not met the criteria for reduction of the Applicable Margin pursuant to the terms hereinabove for the final fiscal quarter of the fiscal year then ended, then (x) such Applicable Margin reduction shall be terminated and, effective on the first day of the month immediately following the month in which Lender receives and reviews such audited financial statements, the Applicable Margin shall be the Applicable Margin that would have been in effect if such reduction had not been implemented based upon the monthly unaudited financial statements of Borrower for the final fiscal quarter of the fiscal year then ended, and (y) Borrower shall pay to Lender, on demand, the amount equal to the difference between the amount of interest and fees that would have been paid using the Applicable Margin determined based upon such audited financial statements and the amount of interest and fees actually paid during the period in which the reduction of the Applicable Margin was in effect based upon the monthly unaudited financial statements for the final fiscal quarter of the fiscal year then ended.

(b)           By deleting the definition of "Business Day" contained in Section 1.7 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.7           "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Florida or the State of North Carolina, and a day on which Lender is open for the transaction of business, except that, if a determination of a Business Day shall relate to any LMIR Loans, then the term Business Day shall also exclude any day on which banks are closed for dealings in U.S. Dollar deposits in the London interbank market.

(c)           By deleting the phrase ", but excluding Vehicles" from the definition of "Equipment" contained in Section 1.22 of the Loan Agreement.

(d)           By adding the following parenthetical to the end of subclause (b)(i) of the definition of "Excess Availability" contained in Section 1.27 of the Loan Agreement, immediately following the word "Obligations":

(but not including for this purpose the then outstanding principal amount of the Term Loan)

(e)           By deleting the definition of "Fixed Charges" contained in Section 1.29A of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.29A        "Fixed Charges" shall mean, with respect to any period, the sum, calculated for Borrower and its Subsidiaries on a consolidated basis, of the following, without duplication: (a) all Interest Charges paid in cash during such period, plus (b) all principal payments of Indebtedness for borrowed money (for this purpose including, without limitation, regularly scheduled repayments of the Term Loan but excluding any prepayments of the Term Loan required by Section 7.4(b) and any repayments of the Revolving Loans) made during such period and all payments of Indebtedness for the deferred purchase price of any property or services (including, without limitation, any indemnification, adjustment of purchase price, earn-outs or other similar obligations incurred in connection with any future (i.e., occurring after the Eighteenth Amendment Date) acquisition or sale or other disposition of assets) and Capital Leases (including, without duplication of items (a) and (b) of this definition but otherwise without limitation, the interest component with respect to Indebtedness under Capital Leases) made during such period, plus (c) the amount of all Capital Expenditures incurred during such period, to the extent not financed by Indebtedness permitted under this Agreement for such purpose, plus (d) the amount of all taxes that are based on (or measured by) income, to the extent that such taxes are paid in cash during such period and are used or included in the determination of Net Income for such, or any other, period, plus (e) all dividends, distributions, repurchases and redemptions in respect of Capital Stock paid in cash during such period.

(f)           By deleting the definition of "Information Certificate" contained in Section 1.34 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.34           "Information Certificate" shall mean, collectively, (a) the Information Certificate of SMF Energy Corporation (or its predecessor in interest, Streicher Mobile Fueling, Inc.) dated on or about August 30, 2002 (as revised on or about September 26, 2002 and on or about February 15, 2007) and delivered to Lender, (b) the Information Certificate of SMF Services, Inc. dated on or about February 18, 2005 (as revised on or about February 15, 2007) and delivered to Lender, and (c) the Information Certificate of H & W Petroleum Company, Inc. dated on or about October 5, 2005  (as revised on or about February 15, 2007) and delivered to Lender; in each case, containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with this Agreement and the other Financing Agreements and the financing arrangements provided for herein; and, in each case, as such Information Certificate has been updated and delivered to Lender on June 29, 2009, and as such Information Certificate may be updated after the Eighteenth Amendment Date from time to time with the consent of Lender.

(g)           By adding the phrase "patents, patent rights, patent applications," to the definition of "Intellectual Property" contained in Section 1.35 of the Loan Agreement, immediately following the word "acquired:" and immediately preceding the word "copyrights".

(h)           By deleting the definition of "Interest Charges" contained in Section 1.36 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.36           "Interest Charges" shall mean, with respect to any period, the amount, determined in accordance with GAAP, equal to the total interest expense of Borrower and its Subsidiaries on a consolidated basis for such period, whether paid or accrued (including, without limitation, the interest component of any Capital Lease for such period), and in any event including, without limitation: (a) bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments or any factoring, securitization or similar arrangements, (b) interest payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash, and (c) to the extent not otherwise included in such total interest expense, the costs or fees associated with Swap Agreements.

(i)           By deleting the definition of "Interest Rate" contained in Section 1.37 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

"Interest Rate" shall mean:

(a)           Subject to clause (b) of this definition, (i) as to all Prime Rate Loans that are Revolving Loans, the per annum rate equal to the Prime Rate plus the Applicable Margin for Prime Rate Loans that are Revolving Loans; (ii) as to all Prime Rate Loans that are Term Loans, the per annum rate equal to the Prime Rate plus the Applicable Margin for Prime Rate Loans that are Term Loans; (iii) as to all LMIR Loans that are Revolving Loans, the per annum rate equal to the LIBOR Market Index Rate plus the Applicable Margin for LMIR Loans that are Revolving Loans; and (iv) as to all LMIR Loans that are Term Loans, the per annum rate equal to the LIBOR Market Index Rate plus the Applicable Margin for LMIR Loans that are Term Loans; and

(b)           Notwithstanding anything to the contrary contained herein, at Lender's option and without notice, the rate of interest (the "Default Rate") equal to three percent (3.00%) per annum in excess of rate of interest set forth in subsection (a) above, (i) during the period from and after the Renewal Date (or, if earlier, the date on which this Agreement is terminated in accordance with the terms hereof) until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds; (ii) during the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Lender; and (iii) on the Revolving Loans at any time outstanding in excess of the Borrowing Base or the Revolving Loan Limit (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

(j)           By deleting the definition of "Loans" contained in Section 1.43 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.43           "Loans" shall mean, collectively, the Revolving Loans and the Term Loan.

(k)           By deleting the second sentence of the definition of "Reserves" contained in Section 1.58 of the Loan Agreement and by substituting in lieu thereof the following:

Without limiting the generality of the foregoing, the term "Reserves" as used herein shall include, without limitation, (a) Dilution Reserves, (b) the aggregate amount of Borrower's accounts payable owing to Chevron/Texaco at any time, (c) at any time that the ratio of EBITDA to Fixed Charges, measured as of the last day of the immediately preceding month for the twelve month period then ending, is less than 1.25 to 1.00, the aggregate amount of Borrower's payroll for a period of two weeks with respect to all drivers employed or contracted by Borrower, and (d) the Disposed Vehicle Reserve.

(l)           By deleting the definition of "Revolving Loan Limit" contained in Section 1.59 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

"Revolving Loan Limit" shall mean the amount of $20,000,000.

(m)           By deleting the definition of "Excluded Assets" contained in Section 1.69 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.69           [Reserved]

(n)           By deleting the definition of "Capital Expenditures" contained in Section 1.70 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.70           "Capital Expenditures" shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than one year, including the total principal portion of Indebtedness under Capital Leases, but excluding any expenditures made to acquire Vehicles using the proceeds of Loans advanced by Lender from a reduction of the Disposed Vehicle Reserve in the manner and to the extent permitted under Section 7.4(b) of this Agreement.

(o)           By deleting the definition of "Eurodollar Rate" contained in Section 1.74 of the Loan Agreement in its entirety and by substituting in lieu thereof the following new definition of "LIBOR Market Index Rate":

1.74           "LIBOR Market Index Rate" shall mean, for any date of determination, the per annum rate of interest equal to the greater of (a) three-quarters of one percent (0.75%), and (b) the rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for one (1) month U.S. Dollar deposits at approximately 11:00 a.m. (London time) on such date, or, if such date is not a Business Day, then the immediately preceding Business Day (or, if not so reported, then as determined by Lender from another recognized source or interbank quotation); provided, however, that, if more than one rate is specified on Reuters Screen LIBO Page, then the applicable rate shall be the arithmetic mean of all such specified rates.

(p)           By deleting the definition of "Eurodollar Rate Loans" contained in Section 1.75 of the Loan Agreement in its entirety and by substituting in lieu thereof the following new definition of "LMIR Loans":

1.75           "LMIR Loans" shall mean any Loans, or portion thereof, on which interest is payable based on the LIBOR Market Index Rate in accordance with the terms hereof.

(q)           By deleting the definition of "LIBOR" contained in Section 1.77 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.77           [Reserved]

(r)           By deleting the definition of "Reprieve Period" contained in Section 1.82 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

1.82           [Reserved]

(s)           By adding the following new Sections 1.90, 1.91, 1.92, 1.93, 1.94, 1.95 and 1.96 to the Loan Agreement, in proper numerical sequence:

1.90           "Disposed Vehicle Reserve" shall have the meaning ascribed to such term in Section 9.7(b)(iv).

1.91           "Eighteenth Amendment" shall mean that certain Eighteenth Amendment to Loan and Security Agreement, dated June 29, 2009, by and among Borrower and Lender.

1.92           "Eighteenth Amendment Date" shall mean June 29, 2009.

1.93           "Net Orderly Liquidation Value" shall mean, with respect to Borrower's Vehicles, the net orderly liquidation value of such Vehicles as contained in the most recent appraisal delivered to Lender pursuant to Section 7.4(b), or, in the case of Vehicles acquired subsequently to any such appraisal, the net orderly liquidation value of such Vehicles as determined by Lender based on the purchase price of such Vehicles, the information contained in the most recent appraisal delivered to Lender for similar Vehicles, the blue book values of such Vehicles, and such other information or documentation as Lender deems relevant or appropriate.

1.94           "Required LTV Percentage" shall have the meaning ascribed to such term in Section 7.4(b).

1.95           "Term Loan" shall mean the term loan made by or on behalf of Lender to Borrower as provided for in Section 2.3.

1.96           "Term Note" shall have the meaning ascribed to such term in Section 2.3.

(t)           By adding the following new Section 2.3 to the Loan Agreement, immediately following the end of existing Section 2.2:

2.3           Term Loan.  Subject to and upon the terms and conditions contained herein, on the Eighteenth Amendment Date Lender is making the Term Loan to Borrower in the original principal amount of $5,000,000.00.  The Term Loan is (i) evidenced by a term note in such original principal amount (substantially in the form of Exhibit A to the Eighteenth Amendment) duly executed and delivered by Borrower to Lender on the Eighteenth Amendment Date (the "Term Note"), (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Term Note, and the other Financing Agreements, and (iii) secured by all of the Collateral.

The principal amount of the Term Loan shall be repaid in sixty (60) consecutive monthly installments (or earlier as provided herein) payable on the first day of each month commencing on August 1, 2009, of which the first fifty-nine (59) installments shall each be in the amount of $83,333.00 and the last installment shall be in the amount of the entire unpaid balance of the Term Loan.  Notwithstanding anything to the contrary contained herein, the entire unpaid balance of the Term Loan shall be payable on the Renewal Date or, if earlier, the date on which this Agreement is terminated in accordance with the terms hereof.

(u)           By deleting Section 3.1 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

3.1           Interest.

(a)           Borrower shall pay to Lender interest on the outstanding principal amount of the Loans at the applicable Interest Rate.  All interest accruing hereunder on and after the date of any Event of Default or any termination hereof or the Renewal Date shall be payable on demand.

(b)           Each Loan outstanding on the Eighteenth Amendment Date shall be converted automatically to a LMIR Loan as of the Eighteenth Amendment Date.  Each Loan made on or after the Eighteenth Amendment Date shall be a LMIR Loan, unless at the time such Loan is made all outstanding Loans are Prime Rate Loans, in which case such Loan shall (subject to Section 3.5 of this Agreement) be a Prime Rate Loan.  Subject to Section 3.5 of this Agreement, Borrower may from time to time request that all Loans be either LMIR Loans or Prime Rate Loans (in which case, all outstanding Prime Rate Loans would be converted to LMIR Loans or all outstanding LMIR Loans would be converted to Prime Rate Loans, as applicable), in each instance by delivering to Lender written notice of such request at least five (5) Business Days prior to the date on which such conversion is to occur.  Any request by Borrower to convert Prime Rate Loans to LMIR Loans or LMIR Loans to Prime Rate Loans shall be irrevocable.

(c)           Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.  The interest rate on non-contingent Obligations shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate or LIBOR Market Index Rate, as applicable, effective on the date any change in such Prime Rate or LIBOR Market Index Rate is effective.  In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(v)           By deleting Section 3.4 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

3.4           Unused Line Fee.  Borrower shall pay to Lender monthly an unused line fee at the per annum rate equal to one-half of one percent (0.50%) of the amount by which the Revolving Loan Limit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(w)           By deleting subsections (b), (c) and (d) of Section 3.5 of the Loan Agreement and by substituting in lieu thereof the following:

(b)           If at any time, (i) Lender shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Market Index Rate, (ii) Lender determines that the LIBOR Market Index Rate will not adequately and fairly reflect the cost to Lender of making or maintaining LMIR Loans, or (iii) U.S. Dollar deposits in the principal amounts of the LMIR Loans are not generally available in the London interbank market, then Lender shall give electronic mail, telecopy or telephonic notice thereof to Borrower as soon as practicable thereafter, and will also give prompt electronic mail, telecopy or telephonic notice to Borrower when such conditions no longer exist.  If such notice is given, then (x) any LMIR Loans requested to be made shall be made as Prime Rate Loans, and (y) each outstanding LMIR Loan shall be converted automatically to a Prime Rate Loan.  Until such notice has been withdrawn by Lender, no further LMIR Loans shall be made, nor shall Borrower have the right to convert Prime Rate Loans to LMIR Loans.

(c)           Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Lender to make or maintain LMIR Loans as contemplated by this Agreement, then (i) Lender shall promptly give electronic mail, telecopy or telephonic notice of such circumstances to Borrower (and will also give prompt electronic mail, telecopy or telephonic notice to Borrower when such circumstances no longer exist), (ii) the commitment of Lender hereunder to make LMIR Loans and convert Prime Rate Loans to LMIR Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for Lender to make or maintain LMIR Loans, Lender shall then have a commitment only to make a Prime Rate Loan when a LMIR Loan is requested, and (iii) Loans then outstanding as LMIR Loans, if any, shall be converted automatically to Prime Rate Loans.

(x)           By deleting the parenthetical "(except Vehicles)" contained in the first sentence of Section 5.1 of the Loan Agreement and by substituting in lieu thereof the parenthetical "(including, without limitation, all Vehicles, patents, patent rights and patent applications)".

(y)           By adding the following new subsection (j) to the end of Section 5.2 of the Loan Agreement, immediately following the end of the existing subsection (i) thereof:

(j)           Without limiting the generality of the requirements of Section 5.2(i)(ii) hereof:

(i)           On the Eighteenth Amendment Date, Borrower agrees to cause the security interest and lien of Lender hereunder to be noted as the first and only lien on certificates of title relating to each Vehicle owned by Borrower on the Eighteenth Amendment Date, including each Vehicle listed on the Information Certificate, and promptly to execute and deliver to Lender such title applications, lien notation documents and other information and documentation as may be required under all applicable laws of the respective states in which such Vehicles are titled to cause Lender's lien to attach, be perfected and have first priority as against all other security interests, liens or other encumbrances with respect to such Vehicles, and Borrower agrees promptly on demand to pay (or to reimburse Lender for the payment of) all title registration fees and other costs associated therewith.

(ii)           With respect to any Vehicle acquired by Borrower after the Eighteenth Amendment Date, (A) on or before the Relation Back Date (as defined below) with respect to such Vehicle, Borrower agrees to execute and deliver to Lender (or, with Lender's written consent, deliver to the applicable governmental office) such title applications, lien notation documents and other information and documentation as may be required under all applicable laws of the state in which such Vehicle is titled to cause Lender's lien to attach, be perfected and have first priority as against all other security interests, liens or other encumbrances with respect to such Vehicle, and Borrower agrees promptly on demand to pay (or to reimburse Lender for the payment of) all title registration fees and other costs associated therewith, and (B) in connection with any such acquisition, Lender agrees to reduce the Disposed Vehicle Reserve in the amount equal to the Net Orderly Liquidation Value of such Vehicle, so long as (x) such acquired Vehicle is of the same type as the Vehicle or Vehicles the sale or other disposition of which give rise to the portion of the Disposed Vehicle Reserve to be reduced, (y) at the time of such acquisition, no Default or Event of Default exists, and (z) after giving effect to the proposed acquisition and reduction in the Disposed Vehicle Reserve, the principal balance of the Term Loan minus the amount of the Disposed Vehicle Reserve is not greater than seventy-five percent (75%) of the Net Orderly Liquidation Value of Borrower's Vehicles.

As used herein, the term "Relation Back Date" shall mean the date that is five (5) Business Days prior to the date by which title applications and other lien notation documentation and associated fees must, under the applicable law of the state in which such Vehicle is titled, be submitted to the applicable governmental office in order for Lender's security interest or lien to relate back to the date of Borrower's acquisition of such Vehicle.

(iii)           Lender agrees, at Borrower's expense, to execute lien release documentation reasonably requested by Borrower with respect to any certificate of title relating to a Vehicle that is sold, transferred or otherwise disposed of by Borrower in accordance with Section 9.7(b)(iv) hereof.

(z)           By deleting the third sentence of Section 6.4(a) of the Loan Agreement and by substituting in lieu thereof the following:

Notwithstanding anything to the contrary contained in this Agreement, to the extent that Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights in or the use of such Collateral.

(aa)           By (i) adding the designation "(a)" to Section 7.4 of the Loan Agreement, immediately following the header of such Section and immediately preceding the text of such Section, with the effect that the existing text of such Section (as further amended in clause (ii) hereof) will hereafter constitute subsection 7.4(a) of the Loan Agreement; (ii) adding the parenthetical "(except Vehicles)" to clause (i) of such subsection 7.4(a), immediately following the word "Equipment" and immediately preceding the word "having"; and (iii) adding the following new subsection 7.4(b) to the Loan Agreement, immediately following the end of such subsection 7.4(a):

(b)           With respect to Equipment consisting of Vehicles: (i) at Lender's request up to twice per year, and at any other time or times as Lender requests after an Event of Default, Borrower shall, at its expense, deliver or cause to be delivered to Lender written appraisals as to such Vehicles, in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely (it being understood that, in the absence of an Event of Default, no more than one appraisal per year shall be required to be a "full" appraisal and all appraisals in excess of one per year may be "desktop" appraisals); and (ii) if, on the date of Lender's receipt of the applicable appraisal, the principal balance of the Term Loan minus the balance of the Disposed Vehicle Reserve exceeds the Required LTV Percentage of the Net Orderly Liquidation Value of Borrower's Vehicles, then Borrower shall prepay the principal balance of the Term Loan in the amount of such excess, in the inverse order of its maturity, within ten (10) Business Days after Lender delivers written notice to Borrower of the existence of such circumstance and the amount of such excess.  As used herein, the term "Required LTV Percentage" means, (X) eighty-five percent (85%) during the period beginning on the Eighteenth Amendment Date and ending on June 30, 2010, (Y) eighty percent (80%) during the period beginning on July 1, 2010 and ending on June 30, 2011, and (Z) seventy-five percent (75%) at all times on and after July 1, 2011.

(bb)           By deleting the parenthetical "(except with respect to the Vehicles)" from Section 9.5 of the Loan Agreement.

(cc)           By deleting Section 9.7 of the Loan Agreement in its entirety and by substituting  in lieu thereof the following:

9.7           Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Borrower shall not, and shall not permit any Subsidiary to (and Lender does not authorize Borrower or any Subsidiary to), directly or indirectly:

(a)           merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it; or

(b)           sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of the Collateral to any other Person, except for (i) sales of Inventory in the ordinary course of business; (ii) the disposition of worn-out or obsolete Equipment other than Vehicles so long as (A) any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of $200,000.00 for all such Equipment disposed of in any fiscal year of Borrower; (iii) the issuance and sale by Borrower of Capital Stock of Borrower after the date hereof; provided, that, (A) Lender shall have received not less than ten (10) Business Days prior written notice of such issuance and sale by Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by Borrower from such sale, (B) Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower to request or receive Loans or Letter of Credit Accommodations or the right of Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrower with Lender or are more restrictive or burdensome to Borrower than the terms of any Capital Stock in effect on the date hereof, (D) except as Lender may otherwise agree in writing, all of the proceeds from such sale and issuance shall be paid to Lender for application to the Obligations in such order and manner as Lender may determine, (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and (F) Borrowers shall not issue any preferred Capital Stock (except that SMF may issue up to $2,000,000 in aggregate principal amount of its Series D Preferred Stock); and (iv) sales or other dispositions of worn-out or obsolete Vehicles in the ordinary course of business of Borrower, so long as (A) no Default or Event of Default exists at the time of any such sale or other disposition, (B) Borrower has provided Lender with written notice of the proposed sale or disposition not less than five (5) Business Days prior to the consummation thereof, and Lender has provided its prior written consent to such sale or other disposition, and (C) no later than three (3) Business Days after the sale or other disposition of such Vehicle, Borrower shall have remitted the net sale proceeds thereof to Lender, in cash, which shall be applied by Lender to the outstanding balance of the Revolving Loans at such time and a Reserve against the Borrowing Base established (or increased) in the amount of such net proceeds (the "Disposed Vehicle Reserve"); or

(c)           wind up, liquidate or dissolve; or

(d)           agree to do any of the foregoing.

(dd)           By deleting Section 9.8(g) of the Loan Agreement in its entirety.

(ee)           By deleting Section 9.9(g) of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

(g)           unsecured Indebtedness of Borrower to one or more outside investors, pursuant to documentation (including but not limited to one or more promissory notes due June 2014), and on terms, satisfactory to Lender in its sole discretion, in an aggregate principal amount not to exceed $1,000,000 (the "Outside Investor Subordinated Debt"); provided, that the Outside Investor Subordinated Debt shall be subject at all times to the terms of that certain Subordination Agreement dated on or about the Eighteenth Amendment Date among the holders of the Outside Investor Subordinated Debt (and such other loan holders as may join as a party to such subordination agreement as contemplated therein), Borrower and Lender.

(ff)           By deleting Section 9.19(f) of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

(f) all out-of-pocket expenses and costs from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $850 per person per day (plus all out-of-pocket expenses and costs) for Lender's examiners in the field and office; provided, however, that, in the absence of an Event of Default, Lender shall conduct no more than three (3) such examinations in any twelve (12) month period, exclusive of acquisition preliminary examinations and take-over examinations; and

(gg)           By deleting Section 9.21 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

9.21           Fixed Charge Coverage Ratio.  With respect to each calendar month, Borrower shall not permit the ratio of EBITDA to Fixed Charges, measured as of the last day of such month for the twelve (12) month period then ending, to be less than 1.1 to 1.0.

(hh)           By deleting Section 9.22 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

9.22           Excess Availability.  Borrower shall maintain Excess Availability as determined by Lender in an amount not less than $250,000 at all times.

(ii)           By deleting the first sentence of Section 12.1(a) of the Loan Agreement and by substituting in lieu thereof the following:

(a)           This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect, unless sooner terminated pursuant to the terms hereof, for a term ending on July 1, 2012 (the "Renewal Date").

(jj)           By deleting Schedule A to the Loan Agreement in its entirety.

3.           Borrower hereby reaffirms the grant of, and hereby grants, the security interest in property described in and pursuant to the Loan Agreement.  As security for the prompt payment and performance of all of the Obligations, Borrower hereby grants and re-grants to Lender a continuing security interest in, and lien upon all, and right of setoff against, and hereby assigns and re-assigns to Lender as security, all personal and real property and fixtures, and interests in real and personal property and fixtures, of Borrower, whether now owned or hereafter acquired or existing, and wherever located, including, without limitation:

(a)	all Accounts;

(b)	all general intangibles, including, without limitation, all Intellectual Property (including, without limitation, all patents, patent rights and patent applications);

(c)	all goods, including, without limitation, Inventory and Equipment (including, without limitation, all Vehicles);

(d)	all Real Property and fixtures;

(e)	all chattel paper (including, without limitation, all tangible and electronic chattel paper);

(f)	all instruments (including, without limitation, all promissory notes);

(g)	all documents;

(h)	all deposit accounts;

(i)	all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

(j)
all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including, without limitation (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)
all (i) investment property (including, without limitation, securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)	all commercial tort claims, including, without limitation, those disclosed to Lender in writing;

(m)	to the extent not otherwise described above, all Receivables;

(n)	all Records; and

(o)
all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

4.           Borrower hereby ratifies and reaffirms the Obligations, each of the Financing Agreements and all of Borrower's covenants, duties, indebtedness and liabilities under the Financing Agreements.

5.           To induce Lender to enter into this Amendment and to grant the accommodations set forth herein, Borrower hereby acknowledges and stipulates that the Loan Agreement and the other Financing Agreements executed by Borrower are legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and, to the extent that there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower); and the security interests and liens granted by Borrower in favor of Lender are duly perfected, first priority security interests and liens.

6.           To induce Lender to enter into this Amendment and to grant the accommodations set forth herein, Borrower hereby represents and warrants to Lender that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and, except as may have been disclosed in writing by Borrower to Lender prior to the date hereof, each of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof.

7.           In consideration of Lender's willingness to enter into this Amendment and to grant the accommodations set forth herein, Borrower hereby agrees to pay to Lender (i) a nonrefundable amendment and commitment fee (the "Amendment Fee") in the amount of seventy-five thousand dollars ($75,000) in immediately available funds on the date hereof, which shall be fully earned on the date hereof, and (ii) on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Financing Documents executed or delivered pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.  Without limiting the generality of the foregoing, Borrower hereby agrees to pay, or to reimburse Lender for the payment of, all title application fees and other costs associated with the notation of Lender's security interest upon certificates of title with respect to Borrower's Vehicles, and any documentary stamps, intangibles recording taxes or other amounts required to be paid by Borrower or Lender in connection with this Amendment, the Term Note or any other agreement, instrument or document executed or delivered in connection therewith or the transactions contemplated thereby.

8.           The effectiveness of each of the amendments to the Loan Agreement set forth in this Amendment is subject to the satisfaction of each of the following conditions precedent, in each case in form and substance satisfactory to Lender:

(a)	Lender shall have received duly executed and delivered counterparts of this Amendment and the attached Acknowledgment and Agreement of Guarantor from Borrower and Guarantor, respectively;

(b)
Lender shall have received duly executed and delivered Closing and Incumbency Certificates from Borrower and Guarantor, together with a certified copy of the articles of incorporation, bylaws and resolutions of the board of directors of Borrower and Guarantor, and certificates of good standing issued as of a recent date by each state in which Borrower and Guarantor, respectively, are required to be qualified in order to operate their businesses as currently conducted;

(c)	Lender shall have received an original counterpart of the Term Note, duly executed and delivered by Borrower;

(d)
Lender shall have received an original counterpart of a Trademark Security Agreement, Patent Security Agreement, deposit account control agreements and all other security documents required by Lender in connection herewith, each in form and substance satisfactory to Lender;

(e)	Lender shall have received from Borrower and Guarantor an updated Information Certificate;

(f)
Lender shall have received and reviewed the results of lien searches with respect to Borrower, Guarantor and their respective assets, and Lender shall be satisfied that, after giving effect to the transactions contemplated hereby, the Collateral shall not be encumbered by any security interests, liens or other encumbrances other than as permitted by Section 9.8 of the Loan Agreement, after giving effect to this Amendment;

(g)
Lender shall have received, with respect to the Outside Investor Subordinated Debt, copies of each agreement, instrument or document executed or delivered by Borrower or the holders of the Outside Investor Subordinated Debt in connection with the incurrence of, or otherwise evidencing, such Indebtedness, and a duly executed and delivered Debt Subordination Agreement from the holders of the Outside Investor Subordinated Debt, in form and substance satisfactory to Lender in its discretion;

(h)
Lender shall have received a duly executed and delivered payoff letter from American National Bank, as indenture trustee, in form and substance satisfactory to Lender, which shall, among other things, provide evidence that, after giving effect to the consummation of this Amendment, all of the Indebtedness of Borrower listed on Exhibit B attached hereto shall have been satisfied and repaid in full, all liens, security interests and other encumbrances securing such Indebtedness shall have been released and terminated of record, and Lender shall have reviewed and found satisfactory in all respects the capital structure of Borrower and Guarantor after giving effect to the transactions contemplated hereby;

(i)
Lender shall have received original certificates of title with respect to all Collateral consisting of Equipment the ownership of which is evidenced by such a certificate, which shall bear all signatures required to release the interest of the holder of any liens noted thereon, or Lender shall be satisfied that, simultaneously with the consummation of the transactions contemplated by this Amendment, the holder of any such liens will execute any such releases and deliver the original certificates of title to Lender, and Lender shall have received from Borrower duly executed title applications and lien notation forms with respect to each such certificate of title, each in form and substance satisfactory to Lender;

(j)
Lender shall have received a duly executed and delivered UCC pre-filing authorization letter from Borrower and Guarantor, authorizing Lender to file UCC-1 financing statements with respect to all or any portion of the personal property of Borrower and Guarantor, and Lender shall have received evidence of the filing of such financing statements in the applicable recording offices with respect thereto;

(k)
Lender shall have received from counsel for Borrower and Guarantor a duly executed and delivered opinion letter as to such matters as Lender requires, which shall be in form and substance satisfactory to Lender and its counsel;

(l)
Lender shall have received from Borrower a duly executed and delivered post-closing letter as to such matters as Lender requires, which shall be in form and substance satisfactory to Lender and its counsel;

(m)
Lender shall have received such other documents, instruments and agreements as Lender requires, including, without limitation, any items listed on the Schedule of Closing Documents circulated by Lender's counsel in connection herewith, all of which shall be in form and substance satisfactory to Lender;

(n)	Lender shall have received full payment of the Amendment Fee; and

(o)	no Default or Event of Default shall exist or occur on the date hereof.

9.           Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

10.           This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.           This Amendment shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to its conflict of laws principles.

12.           Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Financing Agreements, each of which shall remain in full force and effect.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

13.           This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any manually-executed signature page delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature page hereto.  Any party delivering a manually-executed counterpart of this Amendment by facsimile or other electronic transmission shall also deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

14.           To induce Lender to enter into this Amendment and to grant the accommodations set forth herein, Borrower hereby releases and forever discharges Lender and each and every one of its directors, officers, employees, representatives, legal counsel, agents, parents, subsidiaries and affiliates, and persons employed or engaged by them, whether past or present (hereinafter collectively referred to as the "Lender Releasees"), of and from all actions, agreements, damages, judgments, claims, counterclaims, and demands whatsoever, whether liquidated or unliquidated, contingent or fixed, determined or undetermined, at law or in equity, which Borrower had, now has, or may at any time have against the Lender Releasees, or any of them, for, upon or by reason of any matter, cause or thing whatsoever to the date of this Amendment, whether arising out of, related to or pertaining to the Obligations, the Financing Agreements or otherwise, including, without limitation, the negotiation, closing, administration and funding of the Obligations or the Financing Agreements.  Borrower acknowledges that this provision is a material inducement for Lender entering into this Amendment and that this provision shall survive the payment in full of all Obligations and the termination of all Financing Agreements.

[Remainder of page intentionally left blank - signatures commence on following page]

To the fullest extent permitted by applicable law, each party hereto hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers on the day and year first above written.

"LENDER":

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Pat Cloninger
Name:	Pat Cloninger
Title:	Director

"BORROWER":

SMF ENERGY CORPORATION

By:	/s/ Michael S. Shore
Name:	Michael S. Shore
Title:	Senior Vice President &
Chief Financial Officer

SMF SERVICES, INC.

By:	/s/ Michael S. Shore
Name:	Michael S. Shore
Title:	Senior Vice President &
Chief Financial Officer

H & W PETROLEUM COMPANY, INC.

By:	/s/ Michael S. Shore
Name:	Michael S. Shore
Title:	Senior Vice President &
Chief Financial Officer

Eighteenth Amendment to Loan and Security Agreement

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned: (1) acknowledges and confirms that Lender’s loans, advances and credit to Borrower have been, are and will continue to be of direct economic benefit to the undersigned, (2) acknowledges that it has previously waived any right to consent to the foregoing Amendment or any future amendment to the Loan Agreement but, nevertheless, consents to all terms and provisions of the foregoing Amendment that are applicable to it, and agrees to be bound by and comply with such terms and provisions, and (3) acknowledges and confirms that its guaranty in favor of Lender executed in connection with the Loan Agreement is valid and binding and remains in full force and effect in accordance with its terms (without defense, setoff or counterclaim against enforcement thereof), which include, without limitation, its guaranty in connection with the Loan Agreement, as modified by the foregoing Amendment.

"GUARANTOR":

STREICHER REALTY, INC.,
a Florida corporation

By:	/s/ Michael S. Shore
Name:	Michael S. Shore
Title:	Senior Vice President & Chief Financial Officer

EXHIBIT A

Form of Term Note

[See attached]

EXHIBIT B

Indebtedness to be Satisfied and Repaid in Full

[See attached]